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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

                         COMMISSION FILE NUMBER 0-29873

                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

                          [ ] FORM 10-K AND FORM 10-KSB
                                  [ ] FORM 11-K
                                  [ ] FORM 20-F
                          [X] FORM 10-Q AND FORM 10-QSB
                                 [ ] FORM N-SAR

                      FOR PERIOD ENDED: SEPTEMBER 30, 2005

                       [ ] TRANSITION REPORT ON FORM 10-K
                       [ ] TRANSITION REPORT ON FORM 10-Q
                       [ ] TRANSITION REPORT ON FORM 20-F
                       [ ] TRANSITION REPORT ON FORM N-SAR
                       [ ] TRANSITION REPORT ON FORM 11-K

                      FOR THE TRANSITION PERIOD ENDED: N/A

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

      IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE,
           IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES: N/A


                         PART I. REGISTRANT INFORMATION.

                      FULL NAME OF REGISTRANT: UWINK, INC.

                         FORMER NAME IF APPLICABLE: N/A

                      ADDRESS OF PRINCIPAL EXECUTIVE OFFICE
                   STREET AND NUMBER: 12536 BEATRICE STREET

                 CITY, STATE AND ZIP CODE: LOS ANGELES, CA 90066


                        PART II. RULE 12B-25 (B) AND (C)

      IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK APPROPRIATE BOX.)

     [X] (A) THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;

    [X] (B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT ON FORM 10-K, FORM 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE 15TH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND

    [ ] (C) THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE 12B-25(C)HAS BEEN ATTACHED IF APPLICABLE.



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                              PART III. NARRATIVE.

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Form 10-QSB for the quarter ended September 30, 2005 for uWink, Inc. could not be filed within the prescribed period because the Company was unable to complete certain information critical to filing a timely and accurate report on the internal financial aspects of the Company. Such inability could not have been eliminated by the Company without unreasonable effort or expense. It is anticipated that the Form 10-QSB for the quarter ended September 30, 2005 will be filed within 5 business days from the date of this filing.

PART IV.    OTHER INFORMATION.

      (1) Name and telephone number of person to contact in regard to this notification:

            Peter Wilkniss          (310) 827-6900
            --------------          --------------
            (Name) (Area Code)    (Telephone Number)

      (2) Have all other periodic reports required under Section 12 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

            [X] Yes           [ ]  No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

            [ ] Yes           [X]  No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   UWINK, INC.

                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


      Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Dated:  November 14, 2005       By: /S/ PETER WILKNISS
                                -------------------------

                                Peter Wilkniss
                                Chief Financial Officer and Secretary